TEGAL SELLS THIN FILM ETCH AND PVD ASSETS TO OEM GROUP

Tegal retains and will continue to sell and support its Deep Reactive Ion Etch (DRIE)
systems globally while continuing to pursue strategic alternatives for the Company

PETALUMA, Calif., March 22, 2010—Tegal Corporation, (Nasdaq: TGAL) an innovator of specialized production solutions for the fabrication of advanced MEMS, power ICs and optoelectronic devices, today announced that it has sold its legacy thin film etch and physical vapor deposition (PVD) product lines to OEM Group, Inc. for aggregate consideration of up to $3 million, of which a maximum of $1 million is subject to OEM Group’s achievement of certain target sales levels.

Tegal sold to OEM Group the Tegal 900ACS™, 980ACS™, 6500 HRe-™ and 6500 Spectra™ series Thin Film Etch products, along with the Sputtered Films Endeavor™ and AMS™ PVD series products, intellectual property and process know-how.  OEM Group will bring continued global support to existing Tegal Thin Film Etch and PVD customers, and will integrate these world class technologies into their LEGENDS™ offering, which already includes the MRC Eclipse (PVD), AG Heatpulse® (RTP), Lam AutoEtch™ (Etch), and Varian Sunset (Implant) platforms.

“OEM Group is the perfect company for these Tegal products, which represent an important legacy in semiconductor capital equipment and process technology,” said Thomas Mika, President and CEO, Tegal Corporation.  “We are pleased that we have been able to place these products and many of the skilled employees associated with them in a company whose business model is built on the continued sales, service and support of late life cycle technology into new and existing customers and markets.”

“We are honored to continue providing Tegal’s world class Thin Film Etch solutions to the market; and, with the addition of the Sputtered Films technologies to our own PVD focus, we believe we will have an unmatched product offering,” said Wayne Jeveli, President of OEM Group. “Over the course of more than 30 years, Tegal’s brand has symbolized innovation, quality and customer focus. We believe these attributes will continue on for many years at OEM Group.”

The sale of the Thin Film Etch and PVD product lines to OEM Group represents a significant step in Tegal’s execution of its previously announced pursuit of strategic alternatives for the benefit of Tegal’s stockholders.  While continuing to evaluate strategic alternatives for the Company, Tegal intends to continue to sell and support its full range of Deep Reactive Ion Etch (DRIE) systems that it acquired from Alcatel Micro Machining Systems (AMMS) in September, 2008.  Tegal’s DRIE systems are critical enablers for etching silicon and dielectric films found in the MEMS, bio-tech, power IC, optoelectronic, and 3D-IC markets.  Tegal DRIE tools are employed in MEMS foundries and commercial high volume manufacturing lines world-wide, and can be found in numerous academic and commercial research and development laboratories throughout the world.

Safe Harbor Statement
Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project" or similar expressions.  These forward-looking statements are subject to risks, uncertainties and assumptions about the Company including, but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of the Company's products and services.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.  For a further discussion of these risks and uncertainties, please refer to the Company's periodic filings with the Securities and Exchange Commission.

About Tegal Corporation
Tegal is an innovator of specialized production solutions for the fabrication of advanced MEMS, power ICs and optoelectronic devices found in products like smart phones, networking gear, solid-state lighting, and digital imaging.  The Company’s plasma etch tools enable sophisticated manufacturing techniques, such as 3D interconnect structures formed by intricate silicon etch, also known as Deep Reactive Ion Etching (DRIE). Tegal combines proven expertise with practical system strategies to deliver application-specific solutions that are robust and reliable, and deliver exceptional process quality and high yields at a lower overall cost of ownership.  Headquartered in Petaluma, California, the company has more than 35 years of expertise and innovation in specialized technologies, over 100 patents, and an installed base of more than 1900 systems worldwide. Please visit us on the web at www.Tegal.com.

About OEM Group:  OEM Group provides new and remanufactured front-end equipment to worldwide makers of Silicon Devices, as well as emerging applications such as MEMS, LED, RFID, Power Devices, and Photovoltaic.  Having completed over 1,300 projects since 1999, OEM Group's proven remanufacturing procedures provide the production performance and process confidence today’s Fabs require.  With the recent addition of the Tegal 900ACS™-Series and 6500™-Series Thin Film Etch, the Sputtered Films Endeavor™ PVD, and AMS™ PVD product lines, OEM Group continues to increase their LEGENDS™ portfolio which also includes the MRC Eclipse (PVD), AG Heatpulse® (RTP), Varian Sunset [Implant], and Lam AutoEtch™ (ETCH) product lines.

In addition to the LEGENDS™ line, OEM Group continues to be the global remanufacturing leader of systems, chambers, and conversions for the Applied Materials® Endura®, Centura® and P5000; Mattson Aspen™ II; and Novellus Concept One® and Two platforms.  All Remanufactured systems include installation, start-up, and warranty support.  www.oemgroupinc.com

Tegal Contact
Thomas Mika
President & CEO
Tel: +1 707 765-5630
Email: tmika@tegal.com
or
The Blueshirt Group
Chris Danne
Tel: +1 415 217-7722

OEM Group Contact
Wayne Jeveli
President
Tel:  +1 480 609 8565
 wayne.jeveli@oemgroupinc.com

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